Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Mary Ellen Keating
Corporate Communications
Barnes & Noble, Inc.
(212) 633-3323
mkeating@bn.com

BARNES & NOBLE NAMES WILLIAM LYNCH CHIEF EXECUTIVE OFFICER

New York, NY – March 18, 2010 – Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that William Lynch, 39, has been named Chief Executive Officer of Barnes & Noble, Inc.  Mr. Lynch succeeds Steve Riggio, 55, who will remain Vice Chairman and be actively involved in the company. The company also announced the promotion of Chief Operating Officer Mitchell Klipper, 52, to Chief Executive Officer of the company’s retail group, which encompasses the Barnes & Noble retail business and the Barnes & Noble College Booksellers business.

Since joining Barnes & Noble in February 2009 as President of Barnes & Noble.com (www.bn.com), Mr. Lynch has put Barnes & Noble’s core e-commerce business on a high growth track and launched the company’s digital commerce platform, including nook™, its highly successful eBook Reader.

“William came to us as a skillful leader in e-commerce who, in a short period of time, has done a superb job in quickly establishing Barnes & Noble as a major player in e-commerce and digital content,” said Leonard Riggio, Chairman of Barnes & Noble, Inc. “Given the dynamic nature of the book industry, William is uniquely qualified to lead the company’s transition to multi-channel distribution and drive the continuing expansion of our electronic commerce platform, eBooks and other digital content and products.”

Mr. Lynch came to Barnes & Noble from HSNi, where he was Executive Vice President of Marketing and General Manager of HSN.com.  From 2004 to 2008, he was Chief Executive Officer of gifts.com, an IAC subsidiary he co-founded.  From 2000 to 2004, he was Vice President and General Manager, E-Commerce, for Palm Inc., where he oversaw Palm’s Web properties, including Palm.com, the Palm Online Store, the Palm Software Connection and the Palm.Net wireless ISP.  Earlier in his career, Mr. Lynch held senior positions at Seagram Universal and Guinness.  He graduated from the University of Texas at Austin with a degree in Economics and received his MBA from the Columbia University School of Business.

Mr. Lynch said, “I am very excited and energized by the opportunity to lead Barnes & Noble.  The bookselling, publishing and media industries are quickly evolving, and with our unique assets, strong brands and ability to reach millions of customers every day we are well positioned to take advantage of the big opportunities.  Our commitment is to leverage our Barnes & Noble stores and leading e-commerce channels such as bn.com, to provide consumers convenient access to the physical and digital products they want virtually anytime, anywhere.  I look forward to working with Mitchell Klipper and the rest of the talented team, to deliver on this promise to our customers, and blend our digital services with our traditional retail store operations to provide compelling in-store experiences and unmatched purchasing options.”

Mr. Lynch added, “I’m personally very grateful to Steve for bringing me to Barnes & Noble and I am excited about the opportunity of leading one of the great American retail companies.”

Mitchell Klipper, a 23-year veteran of the company, has held increasingly senior executive positions including Chief Financial Officer, President of Barnes & Noble’s Development Group and Chief Operating Officer.

Leonard Riggio added, “Mitchell is one of the most talented operators in the retail industry.  He has been largely responsible for the nationwide expansion of our superstore concept, and we are thrilled he will be taking on additional responsibility for our important college business.”

Mr. Klipper said, “I am excited to work closely with William as we reposition the retail business and create a more integrated operation that can better meet the growing needs of our customers.”

Barnes & Noble, Inc. will host a conference call with analysts and investors to discuss these senior management changes.  The webcast of this call will begin at 9:00 A.M. Eastern Time on Thursday, March 18, 2010.  The webcast of this call will be accessible at www.barnesandnobleinc.com/webcasts.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 723 bookstores in 50 states.  Barnes & Noble College Booksellers, LLC, a wholly-owned subsidiary of Barnes & Noble, also operates 639 college bookstores serving nearly 4 million students and over 250,000 faculty members at colleges and universities across the United States.  Barnes & Noble is the nation’s top bookseller brand for the seventh year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features hundreds of thousands of titles in its eBookstore (www.bn.com/ebooks).   Customers can buy and read eBooks on a wide range of platforms, including nookTM by Barnes & Noble, the iPhone and iPod touch, BlackBerry® smartphones, as well as most Windows® and Mac® laptops or full-sized desktop computers.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

nookTM is a trademark of Barnes & Noble, Inc.

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SAFE HARBOR

This press release contains “forward-looking statements.”  Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company.  These statements are subject to risks and uncertainties that could cause actual results to differ materially.  These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, and other factors which may be outside of the company’s control.   Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.  The company assumes no obligation to update or revise any forward-looking statements.

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